Exhibit 99.1

Imperial Oil Limited
237 – 4th Avenue S.W.
Calgary, AB T2P 0H6
Imperial Oil plans to enter into Management Services Agreement with Syncrude Canada Ltd.
Calgary November 1, 2006 — Imperial Oil Limited confirms that its affiliate Imperial Oil Resources plans to enter into a Management Services Agreement with Syncrude Canada Ltd. to provide operational, technical and business management services to Syncrude Canada Ltd.
Under the agreement, Imperial and ExxonMobil would second management and staff into selected positions within Syncrude and expert teams would assist in the implementation of proven global best practices and systems.
Given the complexities of this agreement, Imperial has a checkpoint after approximately six months that would allow Imperial to withdraw. In addition, the agreement can be cancelled in 24 months by either party.
The agreement does not change the existing Ownership and Management Agreement between the Syncrude owners and Syncrude Canada Ltd. — Syncrude Canada Ltd. remains the operator. Ownership in the Syncrude Joint Venture remains unchanged as does the proportionate ownership in Syncrude Canada Ltd. The oversight and strategic direction for Syncrude continues to come from the Syncrude owners’ Management Committee, which is currently chaired by the Canadian Oil Sands Trust.

For further information:
Investor inquiries	Media inquiries
Susan Swan Investor Relations 403-237-4537	Pius Rolheiser Public Affairs 403-237-2710